                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                       OUTDOOR ADVERTISING HOLDINGS, INC.
                                 ( THE "SELLER")


                                       AND

                             UNIVERSAL OUTDOOR, INC.
                                 ( THE "PARENT")

                                       AND


                           UNIVERSAL ACQUISITION CORP.
                                ( THE "ACQUIROR")


                              DATED AUGUST 27, 1996

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                                TABLE OF CONTENTS

                                                                            Page

I.     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

       1.1     Merger; Effective Time of the Merger. . . . . . . . . . . . .   1
       1.2     Effects of the Merger . . . . . . . . . . . . . . . . . . . .   1

II.    CONVERSION OF ACQUIROR'S AND SELLER'S STOCK; MERGER
       CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

       2.1     Conversion. . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.2     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . .   3
       2.3     Schedules of Indebtedness, Reserve Amount, Stockholder
               Notes, Merger Consideration and Working Capital . . . . . . .   5
       2.4     Working Capital . . . . . . . . . . . . . . . . . . . . . . .   6
       2.5     Payments at Closing . . . . . . . . . . . . . . . . . . . . .   6

III.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

IV.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO ITSELF . . . . . .  15

       4.1     Organization and Authority of The Seller. . . . . . . . . . .  15
       4.2     Due Execution and Absence of Breach . . . . . . . . . . . . .  15
       4.3     Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  15
       4.4     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.5     Business of the Seller. . . . . . . . . . . . . . . . . . . .  16
       4.6     Stockholder Vote. . . . . . . . . . . . . . . . . . . . . . .  16

V.     REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE
       COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

       5.1     Organization and Good Standing. . . . . . . . . . . . . . . .  17
       5.2     Capitalization. . . . . . . . . . . . . . . . . . . . . . . .  17
       5.3     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.4     Financial Statements. . . . . . . . . . . . . . . . . . . . .  18
       5.5     No Undisclosed Liabilities. . . . . . . . . . . . . . . . . .  18
       5.6     No Material Adverse Change; No Dividends. . . . . . . . . . .  18
       5.7     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.8     Patents, Trademarks and Copyrights. . . . . . . . . . . . . .  19
       5.9     Real Property; Leases of Real Property. . . . . . . . . . . .  19
       5.10    Sign Location Leases. . . . . . . . . . . . . . . . . . . . .  21
       5.11    Permits; Compliance with Laws . . . . . . . . . . . . . . . .  21
       5.12    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  21

       5.13    Material Contracts. . . . . . . . . . . . . . . . . . . . . .  22
       5.14    Title to Properties; Absence of Encumbrances. . . . . . . . . .22
       5.15    Restrictions. . . . . . . . . . . . . . . . . . . . . . . . .  23
       5.16    Litigation; Consents. . . . . . . . . . . . . . . . . . . . .  23
       5.17    Environmental Matters . . . . . . . . . . . . . . . . . . . .  24
       5.18    Labor Agreements. . . . . . . . . . . . . . . . . . . . . . .  24
       5.19    ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       5.20    Affiliate Transactions. . . . . . . . . . . . . . . . . . . .  27
       5.22    Materiality . . . . . . . . . . . . . . . . . . . . . . . . .  27

VI.    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR . . . .  27

       6.1     Organization and Good Standing. . . . . . . . . . . . . . . .  27
       6.2     Restrictions. . . . . . . . . . . . . . . . . . . . . . . . .  27
       6.3     Litigation; Consents. . . . . . . . . . . . . . . . . . . . .  28
       6.4     Execution and Effect of Agreement . . . . . . . . . . . . . .  28
       6.5     Financing . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       6.6     Materiality . . . . . . . . . . . . . . . . . . . . . . . . .  28

VII.   COVENANTS OF THE SELLER . . . . . . . . . . . . . . . . . . . . . . .  28

       7.1     Access to Documents;  Opportunity to Ask Questions. . . . . .  28
       7.2     Maintenance of Insurance. . . . . . . . . . . . . . . . . . .  29
       7.3     Conduct of Business . . . . . . . . . . . . . . . . . . . . .  29
       7.4     Consents; Conditions Precedent. . . . . . . . . . . . . . . .  31
       7.5     Hart-Scott-Rodino Filings . . . . . . . . . . . . . . . . . .  31
       7.6     Supplemental Disclosure . . . . . . . . . . . . . . . . . . .  31
       7.7     No Solicitation of Transactions . . . . . . . . . . . . . . .  31
       7.8     Resignations. . . . . . . . . . . . . . . . . . . . . . . . .  32
       7.9     Environmental Studies . . . . . . . . . . . . . . . . . . . .  32
       7.10    Title Insurance . . . . . . . . . . . . . . . . . . . . . . .  32
       7.11    Disclosure of Financial Information . . . . . . . . . . . . .  32
       7.12    Non-Competition Agreements. . . . . . . . . . . . . . . . . .  32
       7.13    Employment Contract . . . . . . . . . . . . . . . . . . . . .  32
       7.14    Discharge of Indebtedness . . . . . . . . . . . . . . . . . .  33
       7.15    Approval of Stockholders. . . . . . . . . . . . . . . . . . .  33

VIII.  COVENANTS OF THE PARENT AND THE ACQUIROR. . . . . . . . . . . . . . .  33

       8.1     Representations and Warranties. . . . . . . . . . . . . . . .  33
       8.2     Consents; Conditions Precedent. . . . . . . . . . . . . . . .  33
       8.3     Hart-Scott-Rodino Filings . . . . . . . . . . . . . . . . . .  33
       8.4     Employee and Employee Plans . . . . . . . . . . . . . . . . .  34
       8.5     Supplemental Disclosure . . . . . . . . . . . . . . . . . . .  34

IX.    CONDITIONS PRECEDENT TO THE ACQUIROR'S OBLIGATION . . . . . . . . . .  34

       9.1     Representations and Warranties True . . . . . . . . . . . . .  34


                                      (ii)

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       9.2     Covenants Performed . . . . . . . . . . . . . . . . . . . . .  34
       9.3     No Legal Proceedings. . . . . . . . . . . . . . . . . . . . .  35
       9.4     Compliance Certificate. . . . . . . . . . . . . . . . . . . .  35
       9.5     Corporate Authority . . . . . . . . . . . . . . . . . . . . .  35
       9.6     Consents. . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       9.7     Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . .  35
       9.8     Indebtedness, Reserve Amount and Stockholder Note Schedules .  35
       9.9     Stockholder Approval. . . . . . . . . . . . . . . . . . . . .  35
       9.10    No Material Adverse Effect. . . . . . . . . . . . . . . . . .  35
       9.11    Seller Affidavit. . . . . . . . . . . . . . . . . . . . . . .  35
       9.12    Non-Competition Agreements. . . . . . . . . . . . . . . . . .  36
       9.13    Employment Contract . . . . . . . . . . . . . . . . . . . . .  36
       9.15    Environmental Matters . . . . . . . . . . . . . . . . . . . .  36
       9.16    Working Capital and Cash. . . . . . . . . . . . . . . . . . .  36
       9.17    Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .  36
       9.18    Releases of Liens and Pledges . . . . . . . . . . . . . . . .  36

X.     CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION . . . . . . . . . . .  36

       10.1    Representations and Warranties True . . . . . . . . . . . . .  36
       10.2    Covenants Performed . . . . . . . . . . . . . . . . . . . . .  36
       10.3    No Legal Proceedings. . . . . . . . . . . . . . . . . . . . .  37
       10.4    Compliance Certificate. . . . . . . . . . . . . . . . . . . .  37
       10.5    Authority . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       10.6    Hart-Scott-Rodino . . . . . . . . . . . . . . . . . . . . . .  37
       10.7    Stockholder Approval. . . . . . . . . . . . . . . . . . . . .  37
       10.8    Evidence of Financing . . . . . . . . . . . . . . . . . . . .  37
       10.9    Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . .  37

XI.    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

       11.1    The Closing . . . . . . . . . . . . . . . . . . . . . . . . .  37
       11.2    Closing Proceedings . . . . . . . . . . . . . . . . . . . . .  38
       11.3    Deliveries at Closing . . . . . . . . . . . . . . . . . . . .  38

XII.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .  39

       12.1    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  39

XIII.  NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

XIV.   SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . . . . . .  39

XV.    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

XVI.   FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . . . . . .  40

XVII.  CONFIDENTIALITY; PRESS RELEASES . . . . . . . . . . . . . . . . . . .  40

       17.1    Confidentiality Obligation of the Acquiror. . . . . . . . . .  40


                                      (iii)

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       17.2    Confidentiality Obligation of the Seller. . . . . . . . . . .  41
       17.3    Disclosure Required by Law. . . . . . . . . . . . . . . . . .  41
       17.4    Press Releases. . . . . . . . . . . . . . . . . . . . . . . .  41

XVIII. NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

XIX.   ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XX.    SUCCESSORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XXI.   SECTION HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XXII.  APPLICABLE LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XXIII. EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XXIV.  SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

XXV.   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

XXVI.  SCHEDULE DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . .  44

XXVII. PARTIES IN INTEREST . . . . . . . . . . . . . . . . . . . . . . . . .  44


                                      (iv)

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                                LIST OF SCHEDULES

SCHEDULES
---------

Schedule 4.2   -    Due Execution and Absence of Breach
Schedule 4.3   -    Capitalization
Schedule 4.4   -    Ownership of Interests in Other Companies
Schedule 4.5   -    Liabilities of Seller
Schedule 5.5   -    Undisclosed Liabilities
Schedule 5.6   -    Exceptions to Material Adverse Change Provision
Schedule 5.7   -    Taxes
Schedule 5.8   -    Patents, Trademarks and Copyrights
Schedule 5.9   -    Real Property; Leases of Real Property
Schedule 5.11  -    Permits, Compliance with Law
Schedule 5.12  -    Insurance
Schedule 5.13  -    Material Contracts
Schedule 5.14  -    Title to Properties; Absence of Encumbrances
Schedule 5.15  -    Restrictions
Schedule 5.16  -    Litigation; Consents
Schedule 5.17  -    Environmental Matters
Schedule 5.18  -    Labor Agreements
Schedule 5.19  -    ERISA
Schedule 5.20  -    Affiliate Transactions
Schedule 5.21  -    Transfer of Assets
Schedule 6.3   -    Litigation; Consents (Parent and/or Acquiror)
Schedule 7.3   -    Committed Capital Expenditures


                                       (v)

                          AGREEMENT AND PLAN OF MERGER

       This Agreement and Plan of Merger is entered into as of August 27, 1996 by and among Universal Outdoor, Inc., a corporation organized under the laws of Illinois (the "Parent"), Universal Acquisition Corp., a corporation organized under the laws of Delaware and a wholly owned subsidiary of the Parent (the "Acquiror"), Outdoor Advertising Holdings, Inc., a Delaware corporation ("Seller") and Boston Ventures Management, Inc., a Massachusetts corporation.

                                  INTRODUCTION

       The Seller is the owner of all of the issued and outstanding shares of common stock of POA Acquisition Corporation, a Delaware corporation (the "Company").

       The Company is in the business of owning and operating outdoor advertising businesses.

       The respective Boards of Directors of the Parent, the Acquiror and the Seller have approved the acquisition of the Seller by the Parent by means of the merger of the Acquiror with and into the Seller with the Seller continuing as the surviving corporation of the merger as provided herein (the "Merger").

       The Board of Directors of the Seller has (i) determined that the terms of the Merger are fair to and in the best interests of the stockholders of the Seller; (ii) approved this Agreement and the transactions contemplated hereby; and (iii) resolved to recommend approval of the Merger and adoption of this Agreement by such stockholders.

       NOW, THEREFORE, in order to prescribe the terms and conditions of the Merger, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.     THE MERGER.

          1.1  MERGER; EFFECTIVE TIME OF THE MERGER.   Subject to the terms and
conditions of this Agreement, the Acquiror will be merged with and into the Seller in accordance with the General Corporation Law of the State of Delaware (the "Delaware Statute"). A Certificate of Merger (the "Delaware Merger Certificate") shall be filed in accordance with the Delaware Statute and the provisions of this Agreement on the Closing Date. The Merger shall become effective upon acceptance of such filing by the Delaware Secretary of State (the time of acceptance of such filing is referred to as the "Effective Time").

          1.2 EFFECTS OF THE MERGER. At the Effective Time, (a) the separate existence of the Acquiror shall cease and the

Acquiror shall be merged with and into the Seller with the Seller continuing as the surviving corporation of the Merger (the "Surviving Corporation"), (b) the Certificate of Incorporation of the Seller as amended and restated by the Delaware Merger Certificate shall be the Certificate of Incorporation of the Surviving Corporation, (c) the Bylaws of the Acquiror as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation,
(d) the directors of the Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and, the officers of the Acquiror immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified, (e) the name of the Surviving Corporation shall be Outdoor Advertising Holdings, Inc., and (f) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

II.    CONVERSION OF ACQUIROR'S AND SELLER'S STOCK; MERGER
       CONSIDERATION.


          2.1  CONVERSION.

               (a) As of the Effective Time, by virtue of the Merger and without any additional action on the part of any holder of shares of the Seller's Series B Preferred Stock, each share of Series B Preferred Stock of the Seller issued and outstanding immediately prior to the Effective Time (other than any Dissenters' Shares) and any accrued and unpaid dividends in respect thereof shall be converted into the right to receive its pro rata portion (based on the number of shares of Series B Preferred Stock including Dissenters' Shares which are shares of Series B Preferred Stock) of the Series B Preferred Stock Merger Consideration, payable upon surrender of the certificate representing such shares to the Disbursing Agent as set forth in Section 2.6 hereof and as otherwise set forth herein.

               (b) As of the Effective Time, by virtue of the Merger and without any additional action on the part of any holder of shares of the 15% Preferred Stock of the Seller, each share of 15% Preferred Stock of the Seller issued and outstanding immediately prior to the Effective Time (other than any Dissenters' Shares) and any accrued and unpaid dividends in respect thereof shall be converted into the right to receive its pro rata portion (based on the number of shares of 15% Preferred Stock including Dissenters' Shares which are shares of 15% Preferred Stock) of the 15% Preferred Stock Merger Consideration, payable upon surrender of the certificate representing such shares to the Disbursing Agent as set forth in Section 2.6 hereof and as otherwise set forth herein.

               (c) As of the Effective Time, by virtue of the Merger and without any additional action on the part of any holder of shares of 8% Preferred Stock of the Seller, each share of 8% Preferred Stock of the Seller issued and outstanding immediately prior to the Effective Time (other than any Dissenters' Shares) and any accrued and unpaid dividends in respect thereof shall be converted into the right to receive its pro rata portion (based on the number of shares of 8% Preferred Stock including Dissenters' Shares which are shares of 8% Preferred Stock) of the 8% Preferred Stock Merger Consideration, payable upon surrender of the certificate representing such shares to the Disbursing Agent as set forth in Section 2.6 hereof and as otherwise set forth herein.

               (d) As of the Effective Time, by virtue of the Merger and without any additional action on the part of any holder of shares of Common Stock of the Seller, each share of Common Stock of the Seller issued and outstanding immediately prior to the Effective Time (other than any Dissenters' Shares) shall be converted into the right to receive its pro rata portion (based on the number of shares of Common Stock including Dissenters' Shares which are shares of Common Stock) of the Common Stock Merger Consideration, payable upon surrender of the certificate representing such shares to the Disbursing Agent as set forth in Section 2.6 hereof and as otherwise set forth herein.

               (e) As of the Effective Time, by virtue of the Merger and without any additional action on the part of any holder of shares of common stock of the Acquiror, each share of common stock of the Acquiror issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

               (f) Notwithstanding the foregoing, the amount of Series B Preferred Stock Merger Consideration, 15% Preferred Stock Merger Consideration, 8% Preferred Stock Merger Consideration or Common Stock Merger Consideration payable to any holder of Series B Preferred Stock, 15% Preferred Stock, 8% Preferred Stock or Common Stock, as the case may be, who has issued a promissory note to the Seller in consideration or partial consideration for his, her or its shares of such stock, shall be reduced by the principal of and interest on such note outstanding as of the Effective Time, all such notes shall be cancelled as of the Effective Time, and the Aggregate Merger Consideration payable by the Acquiror shall be reduced by the aggregate amount of the principal of and interest on such notes as provided in Section 2.2(c).

          2.2  DISSENTERS' RIGHTS.
               (a) Notwithstanding the provisions of Section 2.1, shares of Series B Preferred Stock, 15% Preferred Stock, 8% Preferred Stock and Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares who have not voted in favor of the Merger and with respect to which appraisal rights shall have been properly demanded in accordance with Section 262 of the Delaware Statute ("Dissenters' Shares") shall not be converted as provided above in Section 2.1 but shall be converted into the right to receive from the Surviving Corporation such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the provisions of the Delaware Statute, except that any Dissenters' Shares held by holders of shares who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such shares under the Delaware Statute shall be treated as set forth in Section 2.1 and thereupon deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration in accordance with
Section 2.1, without interest thereon, upon surrender of the certificate or certificates formerly representing such shares to the Surviving Corporation pursuant to the terms of this Agreement.

               (b) The Seller shall give the Acquiror (i) prompt written notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by the Seller and (ii) the opportunity, to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the Delaware Statute. The Seller will not voluntarily make any payment with respect to any demands for appraisal and will not except with the prior written consent of the Acquiror, settle or offer to settle any such demands.

               (c) The Aggregate Merger Consideration shall be reduced for purposes of Section 2.5(b) and Section 2.6 by the aggregate amount of the following reductions: (i) the Series B Preferred Stock Merger Consideration shall be reduced by an amount equal to the portion of the Series B Preferred Stock Merger Consideration attributable to Dissenters' Shares which are shares of Series B Preferred Stock; (ii) the 15% Preferred Stock Merger Consideration shall be reduced by an amount equal to the portion of the 15% Preferred Stock Merger Consideration attributable to Dissenters' Shares which are shares of 15% Preferred Stock; (iii) the 8% Preferred Stock Merger Consideration shall be reduced by an amount equal to the portion of the 8% Preferred Stock Merger Consideration attributable to Dissenters' Shares which are shares of 8% Preferred Stock; (iv) the Common Stock Merger Consideration shall be reduced by an amount equal to the portion of the Common Stock Merger Consideration attributable to Dissenters' Shares which are shares of Common Stock; and (v) the aggregate principal of and interest outstanding as of the Effective Time with respect to promissory notes issued by the Stockholders of the Seller in consideration or partial consideration of the issuance of shares of Series B Preferred Stock, 15% Preferred Stock, 8% Preferred Stock or Common Stock to such Stockholders and such reduction shall be allocated in accordance with Section 2.1(f) hereof.

          2.3 SCHEDULES OF INDEBTEDNESS, RESERVE AMOUNT, STOCKHOLDER NOTES, MERGER CONSIDERATION AND WORKING CAPITAL.

               (a) The Seller will prepare and deliver to the Acquiror five days prior to the Closing Date an estimate of the Indebtedness which will be outstanding on the Closing Date and on the day prior to the Closing Date a schedule of the Indebtedness as of the Closing Date.

               (b) The Seller will prepare and deliver to the Acquiror five days prior to the Closing Date an estimate of the Seller's and the Stockholders' fees and expenses arising out of, incurred or to be incurred in connection with the transactions contemplated by this Agreement (including, without limitations, fees and expenses of their counsel, accountants, financial advisors and CIBC Wood Gundy Securities Corp. and bonuses and other incentives payable to James A. McLaughlin, Jr., Robert Vann and David Schuenemeyer and other employees in respect of the calendar year ended December 31, 1996), and on the day prior to the Closing Date, a schedule as of the Closing Date of such fees and expenses including invoices, receipts, bills or other statements detailing such amounts (the total such amount, the "Reserve Amount"). The Stockholders severally agree to indemnify and hold harmless, the Parent, the Company and the Surviving Corporation from and against any and all liabilities to which such entities may be subjected following the Closing Date in connection with Seller's and the Stockholders' fees and expenses arising out of, incurred or to be incurred in connection with the transactions contemplated by this Agreement.

               (c) The Seller will prepare and deliver to the Acquiror five days prior to the Closing Date a schedule showing the outstanding principal of and interest which will have accrued as of the Effective Time with respect to promissory notes issued to the Seller by holders of Series B Preferred Stock, 15% Preferred Stock, 8% Preferred Stock and Common Stock, as the case may be, in consideration or partial consideration of the issuance of shares of such stock to the holders thereof.

               (d) The Seller will prepare and deliver to the Acquiror five days prior to the Closing Date a schedule showing the amount of each of the Series B Preferred Stock Merger Consideration, the 15% Preferred Stock Merger Consideration, the 8% Preferred Stock Merger Consideration and the Common Stock Merger Consideration.

          2.4 WORKING CAPITAL. At the Closing Date, the Company will have Working Capital of at least $5,000,000 and cash of $750,000. Any cash in excess of $750,000 may be used by the Company to discharge Indebtedness in accordance with Section 7.14 herein. The Seller will prepare and deliver to the Acquiror five days prior to the Closing Date a schedule showing Working Capital as of such date (the "Working Capital Schedule"). The Acquiror and the Parent shall have the opportunity to participate in the preparation of such schedule and to comment on and review such schedule. The parties hereto shall use their best efforts to resolve any disputes with respect to the Working Capital Schedule prior to the Effective Time. "Working Capital" shall mean the difference between (i) consolidated current assets (but excluding cash) and
(ii) consolidated current liabilities (but excluding the current portion of long-term debt). The Working Capital Schedule shall be prepared in accordance with GAAP based upon the books and records of the Company.

          2.5 PAYMENTS AT CLOSING. At the Effective Time, the Parent shall make the following payments by wire transfer of immediately available funds:

               (a) The Acquiror shall pay the Indebtedness outstanding on the Closing Date to such persons and in such amounts as the Seller shall direct in writing.

               (b) The Acquiror shall pay to the Disbursing Agent the Aggregate Merger Consideration, after giving effect to the reductions pursuant to Section 2.2(c). The Aggregate Merger Consideration, after giving effect to the reductions pursuant to Section 2.2(c) shall be disbursed by the Disbursing Agent in accordance with Section 2.6 of this Agreement.

          2.6  DISBURSING AGENT; DISBURSEMENT OF AGGREGATE MERGER CONSIDERATION.


          (a)  DISBURSEMENT OF AGGREGATE MERGER CONSIDERATION.
After the Effective Time, the Disbursing Agent shall disburse the amount received pursuant to Section 2.5(b) as follows:

               (i) The Disbursing Agent shall pay to CIBC Wood Gundy Securities Corp. the Wood Gundy Fee.

               (ii) The Disbursing Agent shall deposit the Reserve Amount (less the Wood Gundy Fee) in an interest-bearing account for application to the payment of fees and expenses and other costs arising out of or incurred by the Seller and its stockholders in connection with the Merger and the transactions contemplated by this Agreement, including, those fees, expenses and other costs referred to in Section 2.3(b) which have not been paid prior to the Effective Time. At such time, not later than six months following the Closing Date, that the Disbursing Agent determines, in its sole discretion, that the remainder of the Reserve Amount is no longer required to be maintained by the Disbursing Agent to satisfy such fees, expenses and costs, the amount then being retained by the Disbursing Agent, together with interest earned thereon, shall be remitted to the holders of the Seller's Common Stock immediately before the Effective Time (other than to holders of Dissenters' Shares which are Common Stock). Each such holder shall be entitled to receive the amount to be so disbursed, multiplied by a fraction of which the numerator is the number of shares of the Seller's Common Stock held by such holder immediately prior to the Effective Time and the denominator is the number of outstanding shares of the Seller's Common Stock (other than Dissenters' Shares which are shares of Common Stock) immediately prior to the Effective Time.

               (iii) The Disbursing Agent shall remit to each holder of the Seller's Series B Preferred Stock (other than to holders of Dissenters' Shares which are shares of Series B Preferred Stock), upon surrender to the Disbursing Agent of the certificates representing such shares, an amount equal to (i) the Series B Preferred Stock Merger Consideration, after giving effect to any reductions set forth in Section 2.2, multiplied by (ii) a fraction of which the numerator is the number of shares of the Seller's Series B Preferred Stock held by such holder immediately prior to the Effective Time and the denominator is the number of outstanding shares of the Seller's Series B Preferred Stock (other than Dissenters' Shares which are shares of Series B Preferred Stock) immediately prior to the Effective Time.

               (iv) The Disbursing Agent shall remit to each holder of the Seller's 15% Preferred Stock (other than to holders of Dissenters' Shares which are shares of 15% Preferred Stock), upon surrender to the Disbursing Agent of the certificates representing such shares, an amount equal to (i) the 15% Preferred Stock Merger Consideration, after giving effect to any reductions set forth in Section 2.2, multiplied by (ii) a fraction of which the numerator is the number of shares of the Seller's 15% Preferred Stock held by such holder immediately prior to the Effective Time and the denominator is the number of outstanding shares of the Seller's 15% Preferred Stock (other than Dissenters' Shares which are shares of 15% Preferred Stock) immediately prior to the Effective Time.

               (v) The Disbursing Agent shall remit to each holder of the Seller's 8% Preferred Stock (other than to holders of Dissenters' Shares which are shares of 8% Preferred Stock), upon surrender to the Disbursing Agent of the certificates representing such shares, an amount equal to (i) the 8% Preferred Stock Merger Consideration after giving effect to any reductions set forth in
Section 2.2, multiplied by (ii) a fraction of which the numerator is the number of shares of the Seller's 8%

Preferred Stock held by such holder immediately prior to the Effective Time and the denominator is the number of outstanding shares of the Seller's 8% Preferred Stock (other than Dissenters' Shares which are shares of 8% Preferred Stock) immediately prior to the Effective Time.

               (vi) The Disbursing Agent shall remit to each holder of the Seller's Common Stock (other than to holders of Dissenters' Shares which are shares of Common Stock), upon surrender to the Disbursing Agent of the certificates representing such shares, an amount equal to (i) the Common Stock Merger Consideration, after giving effect to any reductions set forth in Section
2.2 multiplied by (ii) a fraction of which the numerator is the number of shares of the Seller's Common Stock held by such holder immediately prior to the Effective Time and the denominator is the number of outstanding shares of the Seller's Common Stock (other than Dissenters' Shares which are shares of Common Stock) immediately prior to the Effective Time.

               (vii) Notwithstanding the foregoing, the amount to be received by any Stockholder pursuant to the preceding clauses (iii)-(vi) shall, if applicable, be reduced as provided in Section 2.1 (f).

          (b) RELIANCE ON SELLER'S BOOKS AND RECORDS. The Disbursing Agent shall be fully protected in relying on, and is fully entitled to rely on the books and records of the Seller to determine the names and addresses of and the numbers of shares held by the holders of the Seller's Series B Preferred Stock, 15% Preferred Stock, 8% Preferred Stock or Common Stock.

          (c) RELATIVE TO DISBURSING AGENT. (i) The Disbursing Agent shall be protected in acting upon any written notice, statement, certificate, waiver, consent or other instrument or document which the Disbursing Agent believes to be genuine.

               (ii) It is understood and agreed that the duties of the Disbursing Agent hereunder are purely ministerial in nature and that the Disbursing Agent shall not be liable for any error or judgment, or for any act done or step taken or omitted in good faith, or for anything which the Disbursing Agent may do or refrain from doing in connection with this Agreement, except that the Disbursing Agent shall be liable for its own gross negligence or willful misconduct. In no event shall the Disbursing Agent be required to account for any application of funds subsequent to disposition thereof in accordance with this Agreement by the Disbursing Agent. The Disbursing Agent shall not be liable for any consequential or incidental damages arising from its actions hereunder.

               (iii) The Disbursing Agent may consult with and obtain advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or the Disbursing Agent's duties hereunder. The Disbursing Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion of its legal counsel. The Disbursing Agent shall not be responsible in any manner whatsoever for any failure or inability of any of the other parties hereto, or anyone else, to perform or comply with any provisions of this Agreement or any other agreement or undertaking.

               (iv) If at any time the Disbursing Agent shall be in doubt as to any of its duties under this Agreement, the Disbursing Agent may apply to a court of competent jurisdiction for a determination of such duties, and the Disbursing Agent shall incur no liability therefor.

               (v) If at any time the Disbursing Agent shall receive conflicting notices, claims, demands or instructions with respect to the Aggregate Merger Consideration, the Reserve Amount and the interest earned thereon, or if for any other reason it shall be unable in good faith to determine the party or parties to whom the Aggregate Merger Consideration, the Reserve Amount and the interest earned thereon are to be distributed, the Disbursing Agent may refuse to make such disbursement until the Disbursing Agent is directed by a final order of a court of competent jurisdiction (in an action brought by the Disbursing Agent or by any other person), whereupon the Disbursing Agent shall make such disbursement in accordance with such order.

               (vi) The Disbursing Agent shall act solely as the representative of the Stockholders, and any action taken by the Disbursing Agent as contemplated by this Agreement shall be for the benefit of, at the direction of and as agent for the Stockholders. Neither the Parent, the Acquiror, the Seller, the Company nor the Surviving Corporation shall be responsible or liable for any actions of the Disbursing Agent or for any costs or expenses associated with the Disbursing Agent and its actions hereunder. Any and all such liabilities shall be liabilities of the Stockholders. Any action of the Disbursing Agent involving incurrence of expense to third parties shall be paid or reimbursed out of the Reserve Amount to the extent funds are therein available, and otherwise shall be paid by the Stockholders. All other costs and expenses associated with the Disbursing Agent and its actions hereunder shall be paid by the Stockholders. The Stockholders agree to indemnify and hold harmless, the Parent, the Company and the Surviving Corporation from and against any and all liabilities to which such entities may be subjected to by reason of any Losses associated with the Disbursing Agent and its actions or inactions.

               (vii) Promptly following the disbursement of the Aggregate Merger Consideration pursuant to Section 2.6 hereof, the Disbursing Agent shall deliver to the Surviving Corporation the certificates formerly representing shares of capital stock of the Seller surrendered to the Disbursing Agent by the Stockholders in accordance with Section 2.6.

III.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the indicated meanings:

     "ACQUIROR" shall mean Universal Acquisition Corp., a corporation organized under the laws of Delaware.

     "AFFILIATED GROUP" means any group of corporations with respect to which a Consolidated Tax Return was, or was required to have been, filed.

     "AGGREGATE MERGER CONSIDERATION" shall mean $240,000,000, MINUS an amount equal to the Indebtedness outstanding as of the Closing Date.

     "BALANCE SHEET" shall mean the unaudited consolidated financial statements of the Company for the month and year to date ended June 30, 1996.

     "BALANCE SHEET DATE" shall mean June 30, 1996.

     "BEST EFFORTS" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees to any third party.

     "BUSINESS DAY" shall mean any weekday on which commercial banks in both Boston, Massachusetts and New York, New York are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.


     "CLOSING" has the meaning specified in Article XI of this Agreement.

     "CLOSING DATE" has the meaning specified in Article XI of this Agreement.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMON STOCK" shall mean, collectively, the Seller's Class A Voting Common Stock, $.01 par value per share, and the Seller's Class B Non-Voting Common Stock, $.01 par value per share.

     "COMMON STOCK MERGER CONSIDERATION shall mean the Aggregate Merger Consideration MINUS the sum of the Series B Preferred Stock Merger Consideration, the 15% Preferred Stock Merger Consideration, the 8% Preferred Stock Merger Consideration and the Reserve Amount.

     "COMPANY" shall mean POA Acquisition Corporation, a Delaware corporation.

     "COMPANY PLAN" has the meaning specified in Section 5.19 of this Agreement.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement dated June 11, 1996 among the Seller, the Company, the Parent and Boston Ventures Management, Inc. with respect to, among other things, the treatment of confidential information regarding the Company.

     "CONSOLIDATED TAX RETURN" shall mean any Tax Return required to be filed by any consolidated, combined, unitary or similar group of corporations for federal or state income tax purposes.

     "DELAWARE CERTIFICATE" has the meaning specified in Section 1.1 of this Agreement.

     "DELAWARE STATUTE" has the meaning specified in Section 1.1 of this Agreement.

     "DISBURSING AGENT" shall mean Boston Ventures Management, Inc., a Massachusetts corporation.

     "8% PREFERRED STOCK" shall mean the Seller's 8% Cumulative Preferred Stock, $.01 par value per share.

     "8% PREFERRED STOCK MERGER CONSIDERATION shall mean the aggregate amount equal to the sum of the Liquidation Values of each share of 8% Preferred Stock outstanding on the Closing Date, determined in accordance with the Seller's Certificate of Incorporation as in effect immediately prior to the Effective Time.

     "ENCUMBRANCES" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement; provided, however, that Encumbrances shall not include any Permitted Encumbrance.

     "ENVIRONMENTAL LAWS" shall mean any applicable federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public or employee health or safety as presently in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "15% PREFERRED STOCK" shall mean the Seller's 15% Cumulative Redeemable Preferred Stock, $.01 par value per share.

     "15% PREFERRED STOCK MERGER CONSIDERATION" shall mean the aggregate amount equal to the sum of the Liquidation Values of each share of 15% Preferred Stock outstanding on the Closing Date, determined in accordance with the Seller's Certificate of Incorporation as in effect immediately prior to the Effective Time.

     "FINANCIAL STATEMENTS" shall mean the audited Consolidated Financial Statements of the Company as at December 31, 1994 and December 31, 1995 and the related audited Consolidated Statements of Operations, Stockholders' Equity and Cash Flows of the Company for the years then ended, certified by Ernst & Young LLP and the unaudited Consolidated Financial Statements of the Company as at June 30, 1996 and the related unaudited Consolidated Statements of Operations, Stockholders' Equity and Cash Flows of the Company for the month and year to date ending June 30, 1996.

     "HART-SCOTT-RODINO ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "HAZARDOUS MATERIALS" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 609 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et. seq., as amended ("CERCLA" or "Superfund") and regulations promulgated thereunder and petroleum and petroleum products and any pollutants, contaminants, hazardous wastes, substances or constituents, toxic or dangerous substances, or related materials defined a such or any other similar designation in, or otherwise subject to regulation under, Environmental Laws.

     "INDEBTEDNESS" shall mean as at any date of determination, the sum of the following items of the Seller, the Company and its Subsidiaries, if any, determined on a consolidated basis: (i) obligations of the Seller, the Company and its Subsidiaries created, issued or incurred for borrowed money, including all fees and obligations thereunder, including, without limitation, any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity as a result of the transactions contemplated hereby or otherwise and termination or prepayment fees arising out of the early termination of interest rate swap and other interest rate protection agreements, (ii) obligations of the Company and its Subsidiaries to pay the deferred purchase or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business, and (iii) capital lease obligations of the Company and its Subsidiaries, if any.

     "LOSSES" means any liability, loss, claim, deficiency, damage, payment (including, without limitation, those arising out of any demand, settlement or judgment relating to any legal, equitable or arbitration action or proceeding), cost or expense (including reasonable attorneys' fees) incurred by the Parent, the Company or the Surviving Corporation or any of their respective officers, directors, affiliates, employees or agents.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations, assets, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, excluding any effect or potential effect resulting from or relating to any enacted or proposed statute or regulation relating to the advertising of tobacco or tobacco products.

     "MATERIAL LEASE" OR "MATERIAL LEASES" has the meaning specified in Section
5.9 of this Agreement.

     "MERGER" has the meaning specified in Section 1.1 of this Agreement.

     "MULTIEMPLOYER PLAN" has the meaning specified in Section 5.19 of this Agreement.

     "PERMITTED ENCUMBRANCE" shall mean: (a) Encumbrances imposed by any governmental authority for taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with generally accepted accounting principals; (b) carriers, warehousemen's, mechanics', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, in accordance with generally accepted accounting principles; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon.

     "PARENT" shall mean Universal Outdoor, Inc., a corporation organized under the laws of Illinois.

     "RESERVE AMOUNT" shall have the meaning set forth in Section 2.3(b).

     "SELLER" shall mean Outdoor Advertising Holdings, Inc., a Delaware corporation.

     "SERIES B PREFERRED STOCK" shall mean the Seller's Series B Senior Redeemable Preferred Stock, $.01 par value per share.

     "SERIES B PREFERRED STOCK MERGER CONSIDERATION" shall mean the aggregate amount equal to the sum of the Liquidation Values of each share of Series B Preferred Stock outstanding on the Closing Date, as determined in accordance with the Seller's Certificate of Incorporation in effect immediately prior to the Effective Time.

     "SIGN LOCATION LEASE" shall mean any lease, license or other agreement between the Company or any Subsidiary and any person pursuant to which the Company or such Subsidiary has obtained the right to erect, place and maintain outdoor advertising sign structures on any ground space, roof or wall space or upon any other improvement to real estate.

     "STOCKHOLDER" shall mean a holder of the Seller's Series B Preferred Stock, 15% Preferred Stock, 8% Preferred Stock or Common Stock, and "STOCKHOLDERS" shall mean all such holders.

      "SUBSIDIARY" means any entity of which the Company has the power to exercise 50% or more of the voting rights.

     "SURVIVING CORPORATION" has the meaning specified in Section 1.2 of this Agreement.

     "TAX" OR "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, recording, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

     "TAX RETURN" means all returns, declarations, reports, estimates, information returns, schedules and statements required to be filed in respect of any Taxes.

     "WARN ACT" shall mean the Workers Adjustment and Retraining Notification Act of 1988 and any similar state or local plant closing law.

     "WOOD GUNDY FEE" means an amount equal to $2,025,000.

IV.    REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO ITSELF.

     The Seller hereby represents and warrants to the Parent and the Acquiror that:

          4.1 ORGANIZATION AND AUTHORITY OF THE SELLER. The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. The Seller is not qualified as a foreign corporation in any jurisdiction. The Seller has full corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and otherwise to perform its obligations hereunder. The copies of the Seller's Certificate of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to the Acquiror are correct and complete.

          4.2 DUE EXECUTION AND ABSENCE OF BREACH. This Agreement and the performance of the transactions contemplated hereby have been duly authorized by and this Agreement has been validly executed and delivered by, the Seller and, subject to the approval of the Stockholders of the Seller required by the Delaware Statute, constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Except as set forth in SCHEDULE 4.2, the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of the Seller; (ii) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or violate or conflict with any provision of, or result in (or give rise to a right of) termination or acceleration of (a) any debt instrument, indenture, mortgage agreement or other instrument, understanding or arrangement to which the Seller is a party or by which its assets are bound or (b) any judgment, order, injunction, law, rule, ordinance, regulation or decree by which the Seller is bound or by which its assets are bound or affected, or (iii) result in the imposition of any lien or security interest on any of the assets of the Seller or impair the Seller's ability to perform its obligations under this Agreement.

          4.3 CAPITALIZATION. The authorized capital stock of the Seller consists of (i) 2,500,000 shares of Class A Voting Common Stock, $.01 par value per share, of which 2,153,646.20 shares are outstanding as of the date hereof,
(ii) 2,500,000 shares of Class B Non-Voting Common Stock, $.01 par value per share, of which 256,137.9 shares are outstanding as of the date hereof, (iii) 1,500,000 shares of Series B Preferred Stock, of which 1,500,000 shares are outstanding as of the date hereof,

(iv) 376,154 shares of 15% Preferred Stock, of which 320,167.9 shares are outstanding as of the date hereof, and (v) 2,549,714 shares of 8% Preferred Stock, of which 2,438,903.20 shares are outstanding as of the date hereof. All of the outstanding shares of capital stock of the Seller have been validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights, although certain of such shares have been paid for in whole or in part by the delivery of promissory notes to the Seller which will be due and payable as of the Effective Time, as described in SCHEDULE
4.3. All of the issued and outstanding shares of capital stock of the Company are owned beneficially and of record by the Seller. Except as set forth in
SCHEDULE 4.3, there is no existing option, warrant, call, commitment or other security or agreement of any kind to which the Seller or any direct or indirect subsidiary thereof is a party or by which any of their assets are subject requiring, and there are no convertible securities of the Seller outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Seller or other securities convertible into shares of capital stock or any debt or equity security of the Seller of any kind.

          4.4 SUBSIDIARIES. The only Subsidiary of the Seller is the Company. Upon payment of the Indebtedness, the Seller will own all of the outstanding shares of capital stock of the Company, free and clear of all Encumbrances. All of the issued and outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except for the ownership interests set forth in SCHEDULE 4.4, none of the Seller, the Company or the Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity or is obligated to make any capital contribution to or other investment in any other person.

          4.5 BUSINESS OF THE SELLER. Except for liabilities of the Seller set forth in SCHEDULE 4.5 hereof, since the date of its formation Seller has not incurred any obligations or liabilities, nor engaged in any business or activities (other than the holding of the capital stock of the Company) of any type or kind whatsoever or, except as set forth in SCHEDULE 4.5 hereof, entered into any agreements or arrangements with any person or entity. The only asset of the Seller is 100 shares of the Class A Common Stock of the Company and an account receivable owed to the Seller by the Company in the amount of $320,766.

          4.6  STOCKHOLDER VOTE.

               (a) Pursuant to the provisions of the Restated Certificate of Incorporation of the Seller, the Bylaws of the Seller and the Delaware Statute and any other applicable law, the only approval of holders of capital stock of the Seller required to approve the Merger and to approve and adopt this Agreement and transactions contemplated hereby is the approval of a majority of the holders of issued and outstanding shares of Class A Voting Common Stock of the Seller.

               (b) The Board of Directors of the Seller has (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the terms of the Merger are in the best interests of the Stockholders and (iii) resolved to recommend the approval of the Merger and the adoption of this Agreement and the consummation of the transactions contemplated herein to the Stockholders.

V.     REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE
       COMPANY.

     The Seller hereby represents and warrants to the Parent and the Acquiror that:

          5.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation and is in good standing under the laws of (i) each jurisdiction in which it owns real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where such failures to be so qualified, in the aggregate, would not have a Material Adverse Effect. The copies of the Company's Certificate of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to the Acquiror are correct and complete.

          5.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 100 shares of Class A Common Stock, par value $.01 per share, of which 100 shares are outstanding as of the date hereof, (ii) 1,223,713 shares of Series A Senior Redeemable Preferred Stock, $.01 par value per share, none of which is outstanding and (iii) 550,000 shares of 14% Cumulative Preferred Stock, $.01 par value per share, none of which is outstanding. There is no existing option, warrant, call, commitment or other security or agreement of any kind to which the Company or any of its Subsidiaries is a party or by which any of their assets are subject requiring, and there are no convertible securities of the Company or any of its Subsidiaries outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company or any of its Subsidiaries or other securities convertible into shares of capital stock or any debt or equity security of the Company or any of its Subsidiaries of any kind.

          5.3 SUBSIDIARIES. The only Subsidiaries of the Company are Harry Moody Outdoor Advertising, Inc., a Florida corporation, and POZ Outdoor Advertising of St. Lucie County, Inc., a Florida corporation. Each of such Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and each has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. Upon payment of the Indebtedness, the Company will own all of the outstanding shares of capital stock of each of the Subsidiaries, free and clear of all Encumbrances.

          5.4 FINANCIAL STATEMENTS. The Seller has delivered to the Acquiror copies of the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of the Company and the Subsidiaries as of the dates and for the periods indicated, have been prepared in accordance with generally accepted accounting principles and in conformity with the practices consistently applied by the Company in the immediately preceding fiscal periods, and, with respect to the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes, present fairly the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated.

          5.5 NO UNDISCLOSED LIABILITIES. At the Balance Sheet Date, the Company and its Subsidiaries had no indebtedness or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for those set forth on the Balance Sheet or disclosed on SCHEDULE 5.5. Except as set forth in the Balance Sheet, the Company and its Subsidiaries have no material indebtedness or liability other than (i) immaterial liabilities incurred since the Balance Sheet Date, or (ii) disclosed on SCHEDULE 5.5.

          5.6 NO MATERIAL ADVERSE CHANGE; NO DIVIDENDS. Since the Balance Sheet Date, there has been no Material Adverse Effect, and no event has occurred which may reasonably be expected to result in a Material Adverse Effect. Since the Balance Sheet Date, (i) the Company has conducted its business in the ordinary course, consistent with past practices and, except as disclosed on
SCHEDULE 5.6, has taken no action of the type described in the second sentence of Section 7.3 hereof, and (ii) no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company nor, except as set forth in SCHEDULE 5.6 hereof, have any such shares or equity interests been repurchased or redeemed.

          5.7 TAXES. Except as set forth on SCHEDULE 5.7 hereto, (a) all Tax Returns required to be filed by or on behalf of the Seller, the Company or any Affiliated Group of which the Seller or the Company is or was a member are true, complete and correct and have been duly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all amounts shown on such Tax Returns (including interest and penalties) as due from the Seller or the Company and its Subsidiaries have been fully and timely paid or are adequately provided for on the Balance Sheet and (b) no waivers of statutes of limitation have been given or requested with respect to the Seller, the Company or its Subsidiaries in connection with any Taxes or Tax Returns with respect to the Company or such Subsidiaries. Except as set forth on
SCHEDULE 5.7 hereto, all deficiencies asserted or assessments made with respect to Taxes or Tax Returns of the Seller, the Company or its Subsidiaries have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority against the Seller, the Company or its Subsidiaries. Neither the Seller, the Company nor any of its Subsidiaries (i) has made payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate them to make any payments that will not be deductible under Code Section 280G, (ii) is a party to any Tax allocation or sharing agreement, (iii) has filed a consent under Code Section 341(f) concerning collapsible corporations, or (iv) has any deferred intercompany income or gains or excess loss accounts within the meaning of Treasury Regulation Section 1.1502 ET. SEQ. (or any similar provisions of state law). Except as set forth on SCHEDULE 5.7, neither the Seller, the Company nor any of its Subsidiaries has undergone or will undergo an "ownership change" within the meaning of Code Section 382(g)(1) since the date that Seller acquired the Company through and including the Closing Date (excluding any ownership change which occurs as a result of the acquisition of all of the capital stock of the Seller by Parent under this Agreement).

          5.8 PATENTS, TRADEMARKS AND COPYRIGHTS. SCHEDULE 5.8 hereto contains a complete and correct list of each material patent, trademark, trade name, service mark and copyright owned or used by the Company and its Subsidiaries and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on SCHEDULE 5.8 hereto, each of the foregoing is owned by the Company or its Subsidiaries, free and clear of all Encumbrances. There have been no claims asserted in writing which are still pending, that any of the foregoing is invalid or conflicts with the asserted rights of others, which would, in the aggregate, reasonably be likely to result in a Material Adverse Effect. The Company and its Subsidiaries possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulas and other proprietary and trade rights necessary for the conduct of their respective businesses as now conducted, except for those the absence of which, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. To the knowledge of the Seller, the use by the Company of such rights in the conduct of its business as now conducted does not violate the rights of any third party, except for such violations which, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          5.9 REAL PROPERTY; LEASES OF REAL PROPERTY. As of the Closing, the Company or one of its Subsidiaries will have good, valid and marketable fee simple title to each piece of real property set forth on SCHEDULE 5.9 hereto as owned by the Company or one of its Subsidiaries (the "Owned Real Properties"). Except for Sign Location Leases, SCHEDULE 5.9 hereto contains a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Company or a Subsidiary is a party (as tenant, occupier or possessor) pursuant to which the current net annual rent payable by the Company currently exceeds $25,000 (each such lease or agreement, a "Material Lease" and collectively the "Material Leases"). All of the Material Leases are in full force and effect. Complete and correct copies of each Material Lease have been furnished or made available to Acquiror.
Except as disclosed on SCHEDULE 5.9 hereto, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Company or its Subsidiaries to the use and possession of the real property specified in such Material Leases and for the purposes for which such real property is now being used by the Company or its Subsidiaries. Except as set forth in such Schedule, neither the Company nor any of its Subsidiaries is in default (or with notice or lapse of time or both will be in default) or has received written notice of default within the past 18 months (other than such notices of immaterial defaults which are no longer outstanding) under any such Material Lease, and to the best of Seller's knowledge, on the date hereof, there exists no uncured default or any event which could give rise to a default thereunder by any third party, which in either case would be reasonably likely to result in a Material Adverse Effect. Except as disclosed on SCHEDULE 5.9, none of Seller, the Company or any of its Subsidiaries is aware of any circumstance involving a dispute, oral modification, misunderstanding, forbearance program or intention to terminate the relationship thereunder (either at present or in the future) regarding or in relation to any Material Lease or Sign Location Lease. Each Material Lease and Sign Location Lease has been entered into on terms substantially consistent with industry standards and practices with respect to all matters the subject thereof. The properties leased by the Company or one of its Subsidiaries pursuant to a Material Lease and the Owned Real Properties are collectively referred to herein as the "Real Properties". Neither the Company nor any of its Subsidiaries has received any written notice or communication advising it of any general or special assessment relating to any of the Real Properties. To the knowledge of Seller, except as disclosed in SCHEDULE 5.9, there are no (i) plans by any governmental authority which may result in the imposition of any special assessment relating to any of the Real Properties;
(ii) condemnation or eminent domain proceedings pending or threatened against any of the Real Properties by any governmental authority; (iii) variances, special exceptions, conditions or agreements pertaining to any of the Real Properties imposed on or granted by or entered into by the Company or any of its Subsidiaries, which are enforceable by any national, state, county or municipal government, agent or body, any neighborhood or civic group, or any similar body;
(iv) written notices from any national, city, county, or other governmental authority which have been received by the Company or any of its Subsidiaries requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, any of the Real Properties; (v) any material structural defects in any of the buildings constituting part of the Real Properties nor any material defects in any system supporting such a building.

          5.10 SIGN LOCATION LEASES. The Seller has delivered to the Acquiror a schedule of Sign Location Leases (the "Lease Schedule"). The description of the terms of each Sign Location Lease on each Lease Schedule is correct, except for such minor irregularities, errors or omissions which would not be reasonably likely to result in a Material Adverse Effect.

          5.11 PERMITS; COMPLIANCE WITH LAWS. The Company and its Subsidiaries have all necessary permits, licenses and governmental authorizations required for the ownership or occupancy of their properties and assets and the carrying on of their respective businesses, except for failures to have any such permit, license or governmental authorization which, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. Except as set forth on SCHEDULE 5.11, the Company is, not in violation of, or, to the Seller's knowledge, is under investigation with respect to or has been threatened to be charged with or given notice that the continued operation of any assets does or will violate, any applicable judgment, order, injunction, law, rule, ordinance, regulation or decree of any federal, state, local or foreign governmental authority (it being agreed that "legal non-conforming" signs shall not be in violation of this sentence because they are "legal non-conforming") except for such violations which, individually or in the aggregate, would not be reasonable likely to result in a Material Adverse Effect; provided, that, in determining whether the loss of any sign or signs would be reasonable likely to result in a Material Adverse Effect, any rights arising therefrom to obtain or erect replacement signs shall be taken in account.

          5.12 INSURANCE. SCHEDULE 5.12 hereto contains a materially complete and correct list of all policies of insurance of any kind or nature covering the Company and the Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect. Except as set forth on SCHEDULE 5.12, there is no claim pending nor has there been a claim made since January 1, 1994 under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. The Company and the Subsidiaries, to the Seller's knowledge, have complied with the terms and conditions of all such policies and bonds. Such policies will remain in effect immediately following Closing. All workers compensation insurance is in full force and effect and no notice of any cancellation will respect to such insurance has been received. Complete and correct copies of each such policy have been furnished or made available to the Acquiror.

          5.13 MATERIAL CONTRACTS. Except as set forth on SCHEDULE 5.13 hereto, neither the Company nor any Subsidiary is a party to any (i) material contract not made in the ordinary course of business; (ii) contract for the employment of any officer or employee; (iii) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable within a period of one year from the date hereof or in excess of normal operating requirements; (iv) agreement for the sale or lease of any of its assets other than in the ordinary course of business; (v) contract or commitment for capital expenditures in excess of $100,000; (vi) lease of machinery or equipment involving annual payments in excess of $100,000; (vii) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (viii) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; (ix) consulting agreement; (x) municipal or other governmental franchise agreements; (xi) agreement with a labor union or labor association; (xii) agreement providing for indemnification of any other parties; or (xiii) agreement restricting the Company's or any of its Subsidiaries' ability to conduct business generally (or any type of business) in any location. Complete and correct copies of each such agreement have been furnished or made available to the Acquiror. Except as set forth in
SCHEDULE 5.13 hereto, to the Seller's knowledge, all of the foregoing agreements, leases, and other documents are valid, binding and in full force and effect, and the Company and its Subsidiaries have performed all of the obligations required to be performed by them to date and are not in default (or with notice or lapse of time or both will be in default) under any of the agreements, leases, contracts or other documents to which any of then is a party listed on SCHEDULE 5.13, other than for those failures to perform and defaults which, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. Except as set forth in SCHEDULE 5.13 hereto, to the Seller's knowledge, no party with whom the Company or a Subsidiary has such a scheduled agreement is in default (or with notice of lapse of time or both will be in default) thereunder, which default, in the aggregate, would be reasonably likely to result in a Material Adverse Effect. Except as disclosed herein or in
SCHEDULE 5.13 hereto, neither the Company nor any Subsidiary is a party to any non-competition or similar agreement which restricts in any material way the current operation of their businesses taken as a whole.

          5.14 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. The Company and its Subsidiaries have good and marketable title to their properties and assets shown as owned on the Balance Sheet and as acquired since the Balance Sheet Date (except for assets disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any and all Encumbrances, except as set forth in SCHEDULE 5.14 thereto and except for Permitted Encumbrances.

          5.15 RESTRICTIONS. Except as set forth in SCHEDULE 5.15 hereto, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (after the giving of notice, the passage of time, or both) violate or conflict with or result in a breach of, or result in the termination of or give rise to a right of termination of, or accelerate the performance required by, or require any consent of any party thereto or thereunder, any terms of any agreement to which the Company or any Subsidiary is a party or to which any of their assets are subject or constitute a default thereunder, or result in the creation of any Encumbrance upon any of their respective assets, except for such conflicts, breaches, rights of termination or acceleration, defaults and Encumbrances that in the aggregate would not be reasonably likely to result in a Material Adverse Effect, nor will it violate any of the provisions of the Company's Certificate of Incorporation or By-Laws or the charter or bylaws of any of the Subsidiaries or violate any judgment, order, injunction, law, rule, ordinance, regulation or decree by which any of them is bound or to which any of their assets are subject.

          5.16 LITIGATION; CONSENTS. Except as disclosed in SCHEDULE 5.16 hereto, there is no action, suit, proceeding or formal governmental inquiry or investigation pending against the Seller or the Company which seeks to restrain or, prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby. Except as disclosed in SCHEDULE 5.16 hereto, there is no action, suit, proceeding or formal governmental inquiry or investigation pending against the Seller, the Company or, to the Seller's knowledge, any of the Subsidiaries, other than those which, if the relief requested were granted, (without taking into account any insurance coverage thereof) would not, in the aggregate, be reasonably likely to result in a Material Adverse Effect. Except as set forth in Section 4.6 or Section 7.5 or as set forth in SCHEDULE 5.16 hereto, and except with respect to local governmental permits or licenses, no consent, approval, waiver, registration, application, permit, license, action, filing, notice or authorization of or to any governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby except for those required in connection with the proposed name change of the Surviving Corporation, the financing to be obtained by the Parent and the Acquiror in connection with the transactions contemplated hereby, including, without limitation, to effectuate the Merger, to pay the transaction fees and expenses associated therewith and to provide working capital to the Surviving Corporation on a going forward basis (the "Financing") or as required by reason of facts pertaining specifically to the Parent or the Acquiror.

          5.17 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 5.17 hereto, to the Seller's knowledge (i) the operations of the Company and its Subsidiaries are in compliance with applicable Environmental Laws, except for such noncompliance which is not reasonably likely to result in a Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is subject to any judicial or administrative proceeding or has received a claim by any person alleging the violation of or liability under any Environmental Law or regarding any Hazardous Materials on any real property owned or leased by the Company or any of its Subsidiaries (which, in the case of real property leased by the Company or its Subsidiaries for the sole purpose of having a sign thereon, arises from the Company's or its Subsidiary's activities or from the sign, including its construction or maintenance), which proceeding or claim is reasonably likely to result in a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received any written notice or request for information from any governmental authority or other person alleging that it is a potentially responsible party at any Superfund site or analogous site subject to listing, investigation or remediation under another Environmental Law, (iv) neither the Company nor any of its Subsidiaries has caused or permitted its operations (X) to be used to generate, manufacture, transport, treat, store, handle, dispose or process Hazardous Materials or other dangerous or toxic substances, or solid wastes except in compliance with Environmental Laws, or (Y) to release, spill, leak, emit, discharge, dispose or dump any Hazardous Material that has gone onto or offsite of any real property owned or eased by the Company or any of its Subsidiaries, in any quantity which is reasonably likely to result in a Material Adverse Effect, (v) the Company and its Subsidiaries have no knowledge that any person or entity has in the past utilized any real property owned or leased by the Company or its Subsidiaries in a manner which has created any Hazardous Material on or offside of such property, and (vi) the Seller has delivered to the Buyer each environmental investigation, study, audit, test, review or other analysis relating to the Real Properties of which the Seller or the Company has knowledge.

          5.18 LABOR AGREEMENTS. (a) Except as set forth in SCHEDULE 5.18 hereto, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

               (b) Except as set forth in SCHEDULE 5.18 hereto, there are no pending or, to the Seller's knowledge, threatened strikes, work stoppages, slowdowns, lockouts, grievances, arbitrations or other material labor disputes against the Company or any of its Subsidiaries.

               (c) Except as set forth in SCHEDULE 5.18 hereto, there are no pending or, to the Seller's knowledge, threatened complaints, charges or claims against the Company or any Subsidiary filed with any public or governmental authority, arbitrator or court based upon the employment or termination of employment by the Company or any Subsidiary of any individual, which, in the aggregate, would be reasonably likely to result in a Material Adverse Effect.

               (d) Except as set forth in SCHEDULE 5.18 hereto, to the Seller's knowledge the Company and its Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such non-compliance as would not be reasonably likely to result in a Material Adverse Effect.

               (e) Except as set forth in SCHEDULE 5.18 hereto, none of the Company or any of its Subsidiaries has any written personnel policy applicable to employees.

               (f) Except as set forth in SCHEDULE 5.18 hereto, to the Seller's knowledge, no union organization campaign is presently in progress or has occurred in the past three years and no representations question exists with respect to the employees of the Company or any of its Subsidiaries.

          5.19 ERISA. (a) SCHEDULE 5.19 hereto sets forth all material "employee benefit plans", as defined in Section 3(3) of ERISA and each bonus, deferred compensation, stock option, incentive compensation, severance, change of control and other similar plans, policies and arrangements, maintained by the Company and its Subsidiaries or to which the Company or its Subsidiaries contributed or are obligated to contribute thereunder for current or former employees of the Company and such Subsidiaries (the "Company Plans"). SCHEDULE
5.19 hereto separately identifies each Company Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan").

               (b) True, correct and complete copies of the following documents, with respect to each of the Company Plans (other than the Multiemployer Plans), have been made available or delivered to the Acquiror by the Seller: (i) any plans and related trust documents, and amendments thereto;
(ii) the most recent Forms 5500; (ii) the last Internal Revenue Service determination letter, if applicable; and (iv) summary plan descriptions.

               (c) The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which is reasonably likely to result in a Material Adverse Effect.

               (d) The Company Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to so maintain would not be reasonably likely to result in a Material Adverse Effect.

               (e) No liability under Title IV of ERISA has been incurred by the Company or its Subsidiaries within the past six years that has not been satisfied in full, and no condition exists that presents a material risk to the Company or its Subsidiaries of incurring a liability under such Title. With respect to each of the Company Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits.

               (f) With respect to any Multiemployer Plan, (i) neither the Company nor any of its Subsidiaries has, in the past six years, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company nor its Subsidiaries has any contingent liability under section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (iv) the aggregate withdrawal liability of the Company and its Subsidiaries, computed as if a complete withdrawal by the Company and its Subsidiaries had occurred under each such plan on the date hereof, would not exceed $100,000.

               (g) Except as disclosed on SCHEDULE 5.19, no Company Plan provides benefits, including without limitation death or medical benefits, with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law or benefits, the full cost of which is borne by the current or former employee of beneficiary). There are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits).

               (h) Except as set forth on SCHEDULE 5.19, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          5.20 AFFILIATE TRANSACTIONS. SCHEDULE 5.20 sets forth all contracts, agreements and arrangements in effect on or after January 1, 1995 between the Seller, the Company and the Subsidiaries, on the one hand, and the Stockholders and any affiliates of the Stockholders (excluding the Seller, the Company and the Subsidiaries), on the other. All such contracts, agreements and arrangements have been entered into on an arms-length basis and are commercially reasonable.

          5.21 TRANSFER OF ASSETS. Except as set forth in SCHEDULE 5.21, no Material Lease, Sign Location Lease or other contract, agreement, lease, understanding or document to which the Company or any of its Subsidiaries is a party or to which any of their assets are subject contains any provisions or terms regarding the sale, transfer or conveyance of, or contains any option to sell, transfer or convey, any asset or right of the Company or any of its Subsidiaries, including without limitation, sign structures, any permits, licenses or governmental authorizations in connection therewith or any rights to operate a sign structure as presently operated.

          5.22 MATERIALITY. The representations and warranties set forth in this Article V would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, are not, and could not be reasonably expected to have, a Material Adverse Effect.

VI.    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUIROR.

     The Parent and the Acquiror hereby represent and warrant to the Seller as follows:

          6.1 ORGANIZATION AND GOOD STANDING. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

          6.2 RESTRICTIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any terms of any agreement to which the Parent or the Acquiror is a party, nor will it violate any of the provisions of the Parent's or the Acquiror's organizational documents or By-Laws, except for such conflicts or breaches which would not have a material adverse effect on the ability of the Parent or the Acquiror to consummate the transactions contemplated hereby.

          6.3 LITIGATION; CONSENTS. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against the Parent or the Acquiror which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transaction contemplated hereby, and, except as set forth in SCHEDULE 6.3 hereto and Section 8.3 hereof, no consent, approval or authorization of any governmental authority on the part of the Parent or the Acquiror is required in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby, except for such consents, approvals or authorizations as would be required in connection with the Financing or by reason of the regulatory status of the Seller, the Company or any of its Subsidiaries or by any facts specifically relating thereto.

          6.4 EXECUTION AND EFFECT OF AGREEMENT. Each of the Parent and the Acquiror has the corporate power and authority to enter into this Agreement, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and the Acquiror. This Agreement has been duly executed and delivered by each of the Parent and the Acquiror and constitutes the legal, valid and binding obligation of the Parent and the Acquiror, enforceable against each of them in accordance with its terms.

          6.5 FINANCING. The Acquiror has, or will have access to, sufficient funds and financing to pay the Aggregate Merger Consideration and the Indebtedness on the Closing Date.

          6.6 MATERIALITY. The representations and warranties set forth in this Article VI would in the aggregate be true and correct even without the materiality exceptions or qualifications contained therein except for such exceptions and qualifications which, in the aggregate for all such representations and warranties, are not, and would not be reasonably expected to have, a material adverse effect on the ability of the Parent or the Acquiror to consummate the transactions contemplated hereby.

VII.   COVENANTS OF THE SELLER.

          The Seller hereby covenants and agrees that:

          7.1 ACCESS TO DOCUMENTS; OPPORTUNITY TO ASK QUESTIONS. From and after the date hereof and until the Closing Date, the Seller shall and shall cause the Company to give reasonable access to offices and other facilities and properties of the Seller and the Company and to make available for inspection by the Acquiror or its representatives, upon reasonable advance notice and during normal business hours, the

Seller's and the Company's corporate or comparable records, books of account, tax records, contracts and all other documents reasonably requested by the Acquiror, its managerial employees, counsel and auditors in order to permit the Acquiror and such representatives to make reasonable inspection and examination of the business and affairs of the Company, including, but not limited to, a review of the estimations of Indebtedness, the Reserve Fund, the Stockholder notes, merger consideration contemplated by Section 2.3 hereof and the Working Capital Schedule contemplated by Section 2.4 hereof. The Seller shall further cause the managerial employees, counsel and regular independent certified public accountants of the Company to be available upon reasonable advance notice to answer questions of the Acquiror's representatives concerning the business and affairs of the Company and shall further cause them to make available all relevant books and records in connection with such inspection and examination.

          7.2 MAINTENANCE OF INSURANCE. From and after the date hereof and until the Closing Date, the Seller shall cause the Company and its Subsidiaries to use its Best Efforts to maintain in full force and effect all of their presently existing insurance coverage or insurance comparable to such existing coverage.

          7.3 CONDUCT OF BUSINESS. From and after the date hereof and until the Closing Date, the Seller shall, and shall cause the business of the Seller, the Company and the Subsidiaries to be conducted in the ordinary course, consistent with the present conduct of its business and to preserve and maintain its business and operations, including all material leases, contracts and arrangements and the goodwill of its employees, customers, suppliers and others having a relationship with the Seller, the Company or any of its Subsidiaries. During such period of time, except upon the prior written consent of the Acquiror, the Seller shall not and shall cause the Company not to: (a) amend its Certificate of Incorporation or By-Laws or comparable organizational documents,
(b) issue any additional shares of capital stock or securities convertible into capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock, or other corporate securities or securities convertible into capital stock, (c) declare or pay any dividends or make any other distribution in cash or property on its capital stock or other equity interests, (d) repurchase or redeem or otherwise acquire any shares of its stock or other equity interests, except pursuant to agreements with employees requiring repurchase in the event of death or disability heretofore executed and delivered if such repurchase is made only as of the last date permitted for such repurchase and if such repurchase is funded by the incurrence of Indebtedness, in any case at a price not to exceed a dollar amount per share equal to the consideration payable for such class of share pursuant to this Agreement,
(e) voluntarily incur any obligation or liability, except for Indebtedness and current obligations and liabilities incurred in the ordinary course of business,
(f) enter into any employment agreement or become liable for any bonus, profit-sharing or incentive payment to any of its employees, officers or directors, except pursuant to presently existing plans, arrangements or agreements disclosed herein or in a schedule hereto, (g) mortgage, pledge, or otherwise encumber any part of its assets, tangible or intangible, except Permitted Encumbrances, (h) sell, transfer, dispose of or acquire any (1) signs (other than as a result of completing work-in-progress) and (2) other properties or assets, tangible or intangible, other than, in the case of clause (2), in the ordinary course of business consistent with past practice, (i) make any material changes in its customary method of operations, including marketing and pricing policies and maintenance of business premises, fixtures, furniture and equipment and its accounting policies, (j) enter into any collective bargaining agreement,
(k) merge or consolidate with any corporation, acquire control or acquire any capital stock or other securities or assets of any other corporation or business entity (other than an amount of assets which is neither material to the Seller, the Company or a Subsidiary, as the case may be, on the one hand, or to such corporation or business entity, on the other), or take any steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefor or otherwise, (1) modify, amend or cancel any of its existing leases or enter into any contracts, agreements, leases or understandings, other than in the ordinary course of business, (m) pay, discharge, settle or otherwise satisfy any claim, litigation, liability or obligation except in the ordinary course of business and consistent with past practice, (n) make any Tax election or settle or compromise any Tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Seller, the Company or any Subsidiary, (o) enter into any transaction, arrangement or agreement with any affiliate (other than those in existence on the date hereof), (p) factor or sell any accounts receivable of the Company or any Subsidiary, (q) extend the average life of accounts payable beyond the average life in effect at the Balance Sheet Date other than in the ordinary course of business consistent with past practice, (r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, (s) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employees, (t) make any capital expenditure in excess of $100,000, either individually or in the aggregate, other than capital expenditures committed to as of the date of this Agreement (which such committed capital expenditures in excess of $75,000 are set forth on Schedule 7.3), (u) enter into any agreement to do any of the foregoing, or (v) take any other action which would cause any of the representations and warranties made by the Seller in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          7.4 CONSENTS; CONDITIONS PRECEDENT. From and after the date hereof and until the Closing Date, the Seller shall cause the Company to use its Best Efforts to obtain the consents of those parties indicated on SCHEDULES 5.9 and
5.16 and any other consents required in connection with the transactions contemplated hereby and to cause the Company to use its Best Efforts to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

          7.5 HART-SCOTT-RODINO FILINGS. Within ten days after the date of this Agreement, the Seller shall, and shall cause the Company to, make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Act, and shall, and shall cause the Company to, cooperate with the Acquiror in connection with such filings.

          7.6 SUPPLEMENTAL DISCLOSURE. The Seller will promptly inform the Acquiror in writing of any fact or circumstance known to the Seller that would constitute a breach of the Seller's representations or warranties or would cause any of the conditions to either party's obligations to consummate the transactions contemplated under this Agreement not to be fulfilled.

          7.7 NO SOLICITATION OF TRANSACTIONS. The Seller shall not and shall cause the Company and each of its Subsidiaries (and each of their respective directors, officers, employees, advisors, representatives, agents or affiliates) not to, directly or indirectly,encourage, engage in, solicit or initiate any discussions or negotiations with, or provide any information to (except, that in the event the Parent or the Acquiror shall be obligated by law to publicly disclose (and does so disclose) that this Agreement exists, the Seller may provide information to other persons for the sole purposes of advising them of the existence of this Agreement), or negotiate or enter into any agreement or agreement in principle with any other person, entity or group, with respect to a sale of the Seller, the Company or any of its Subsidiaries, their assets or capital stock or any similar transaction. The Seller shall, and shall cause the Company and each of its Subsidiaries (and each of their respective directors, officers, employees, advisors, representatives, agents or affiliates) to, notify the Acquiror of any action taken by any person in connection with the foregoing sentence and shall provide the Acquiror with any information, written or oral, obtained by such party in connection therewith.

          7.8 RESIGNATIONS. Effective as of the Closing Date, the directors and officers of the Seller and the Company shall resign from their positions as directors and officers of the Seller and the Company. Such resignations shall not constitute terminations of employment. The Acquiror shall, at its sole discretion, make offers of employment to such directors and officers as it wishes to retain.

          7.9 ENVIRONMENTAL STUDIES. The Seller shall give access to the Real Properties to the Parent (and such individuals designated by the Parent) to the extent required to complete Phase I, Phase II and any other environmental studies (the "Environmental Studies") of the following properties and such other Real Properties of the Seller, the Company or any of its Subsidiaries as the Parent shall reasonably request: (i) Corporate Headquarters, Orlando, Florida,
(ii) Orlando Facility, Orlando, Florida, (iii) Myrtle Beach Facility, Myrtle Beach, South Carolina, (iv) Chattanooga Facility, Chattanooga, Tennessee, (v) Ocala Facility, Ocala, Florida, (vi) Palm Beach Facility, Palm Beach, Florida,
(vii) East Coast Facility, Melbourne, Florida, (viii) Gulf Coast Facility, Brooksville, Florida and (ix) the Myrtle Beach property owned by the Company and leased to a camera shop at which environmental test borings are currently being conducted.

          7.10 TITLE INSURANCE. Upon ten days notice from the Parent, the Seller shall deliver to the Parent any document with respect to any of the Real Properties which the Parent shall reasonably request so that the Parent may obtain title insurance or a survey in a form customary to the state which is the location of the property to which such insurance policy or survey shall apply.

          7.11 DISCLOSURE OF FINANCIAL INFORMATION. The Seller agrees to provide such financial information as the Parent may reasonably request with respect to the Seller, the Company and its Subsidiaries, in connection with, among other things, obtaining the Financing, and that such financial information may be disclosed by the Parent or the Acquiror to the extent reasonably appropriate including, without limitation, in connection with obtaining the Financing, capital market transactions and any filings required pursuant to applicable law.

          7.12 NON-COMPETITION AGREEMENTS. The Seller shall execute and use its Best Efforts to cause Robert Vann and David Schuenemeyer to execute a Non-Competition Agreement substantially in the form attached hereto as Exhibit 8.13 which shall provide for a two-year period non-compete containing terms and provisions substantially similar to Section 7 (Confidentiality Obligations) and
Section 8 (Non-Competition) of the Employment Contract by and between the Company and James A. McLaughlin, Jr., dated January 1, 1993 (the "Employment Contract").

          7.13 EMPLOYMENT CONTRACT. The Seller agrees to cause the Company to, and James A. McLaughlin, Jr., agrees to, amend the Employment Contract such that, effective as of the Closing Date,
(i) Section 7 (Confidentiality Obligations) and Section 8 (Non-Competition) shall be applicable to all markets operated by the Company as of December 31, 1996 except the Palm Beach Market and shall survive through December 31, 1998,
(ii) any obligations for payment in respect of the year ended December 31, 1996, other than salary compensation, payable to James A. McLaughlin, Jr. thereunder shall be payable by the Stockholders, (iii) any obligations for salary compensation payable to James A. McLaughlin, Jr. thereunder shall be payable by the Surviving Corporation, (iv) the provisions of Section 3.2(b)(3) shall be deleted and be of no further force and effect, and (v) all other obligations, rights, covenants and agreements contained therein shall expire on December 31, 1996.

          7.14 DISCHARGE OF INDEBTEDNESS.  Notwithstanding the provisions of
Section 7.3, during the period between the date hereof and the Closing Date, the Company may incur Indebtedness and pay Indebtedness and interest thereon, subject to Section 2.4 hereof.

          7.15 APPROVAL OF STOCKHOLDERS. The Seller shall circulate a Consent of Stockholders as soon as practicable for the purpose of consenting to this Agreement and all other actions contemplated hereby which require the approval of the Stockholders. The Seller's Board of Directors shall recommend to the Stockholders approval of the Merger, this Agreement and the actions contemplated hereby.

VIII.  COVENANTS OF THE PARENT AND THE ACQUIROR.

     The Parent and the Acquiror hereby covenant and agree that:

          8.1 REPRESENTATIONS AND WARRANTIES. From and after the date hereof and until the Closing Date, the Parent and the Acquiror will not take any action which would cause any of the representations and warranties made by them in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          8.2 CONSENTS; CONDITIONS PRECEDENT. From and after the date hereof and until the Closing Date, the Parent and the Acquiror shall use its Best Efforts to obtain any consents required pursuant to SCHEDULE 6.3 hereto and any other consents required hereunder in connection with the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.


          8.3 HART-SCOTT-RODINO FILINGS. Within ten days after the date of this Agreement, the Parent and the Acquiror shall make all required filings as promptly as possible with the

Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Act, and it shall cooperate with the Seller and the Company in connection with such filings.

          8.4 EMPLOYEE AND EMPLOYEE PLANS. As of the Closing Date, each employee of the Company and of its Subsidiaries shall remain an employee of the Company or such Subsidiary, on the same terms and conditions of employment as were applicable to such employees immediately prior to the Closing Date, and the Parent and the Acquiror shall cause the Company and such Subsidiaries to continue to be bound by any employment agreement or arrangement to which it is a party with respect to any such employee in accordance with and subject to the terms thereof and the Surviving Corporation shall be liable for salary compensation of Robert Vann and David Schuenemeyer through December 31, 1996. The Parent and the Acquiror shall honor all of the Company's bonus and incentive compensation agreements with employees of the Company and its Subsidiaries disclosed on Schedule 5.19 in respect of the fiscal year ending December 31, 1996, provided, however, the Parent and the Acquiror shall have no obligation to honor such bonus and incentive compensation agreements as they relate to James
A. McLaughlin, Jr., Robert Vann or David W. Schuenemeyer.

          8.5 SUPPLEMENTAL DISCLOSURE. The Parent and the Acquiror will promptly inform the Seller in writing of any fact or circumstance known to the Parent or the Acquiror that would constitute a breach of the Parent's or the Acquiror's representations or warranties or would cause any of the conditions to either party's obligations to consummate the transactions contemplated under this Agreement not to be fulfilled.

IX.    CONDITIONS PRECEDENT TO THE ACQUIROR'S OBLIGATION.

     The obligation of the Acquiror to consummate the Merger and the transactions contemplated by this Agreement is, at the option of the Acquiror, subject to the satisfaction or waiver of the following conditions:

          9.1  REPRESENTATIONS AND WARRANTIES TRUE.    Each of the
representations and warranties of the Seller contained in Articles IV and V hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for those given as of a particular date, which shall be true and correct in all respects as of such date, and except for changes permitted or contemplated hereby.

          9.2 COVENANTS PERFORMED. The Seller shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by the Seller between the date hereof and the Closing Date.

          9.3  NO LEGAL PROCEEDINGS.    No action or proceeding shall have been
instituted against the Parent, the Acquiror, the Seller or the Company before any court or other governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of the Parent and the Acquiror makes it inadvisable to consummate such transactions.

          9.4 COMPLIANCE CERTIFICATE. The Acquiror shall have received a certificate to the effect set forth in Sections 9.1 and 9.2 above, dated the Closing Date, signed by James A. McLaughlin, Jr., the President of Seller and James A. McLaughlin, Jr. the President of the Company.

          9.5 CORPORATE AUTHORITY. The Acquiror shall have received a certificate of a duly authorized officer of the Seller, dated the Closing Date, setting forth resolutions of the Board of Directors and votes of the Stockholders of the Seller generally authorizing the signing of agreements and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

          9.6 CONSENTS. The consents of all persons who are parties to the agreements with the Seller or the Company identified on SCHEDULES 5.9 or 5.16 with an asterisk (*) shall have been obtained, and signed copies thereof shall have been delivered to the Acquiror.

          9.7 HART-SCOTT-RODINO. The waiting periods under the Hart-Scott-Rodino Act shall have expired.

          9.8 INDEBTEDNESS, RESERVE AMOUNT AND STOCKHOLDER NOTE SCHEDULES. The Seller shall have provided to the Acquiror the schedules of Indebtedness, Reserve Amount, Stockholder notes and merger consideration specified in Section
2.3 of this Agreement and the Working Capital Schedule specified in Section 2.4 of this Agreement.

          9.9 STOCKHOLDER APPROVAL. The Stockholders of the Seller shall have approved the Merger and the transactions contemplated by this Agreement in accordance with the Delaware Statute.

          9.10 NO MATERIAL ADVERSE EFFECT. Since the Balance Sheet Date, there shall not have occurred any event, change or development which individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

          9.11 SELLER AFFIDAVIT. The Seller shall have delivered to the Parent an affidavit, dated as of the Closing Date, that is satisfactory to the Parent and which satisfies the requirements of Code Section 1445(b)(3) and Treasury Regulation Section 1.1445-2(c)(3)(i).


          9.12 NON-COMPETITION AGREEMENTS. The Seller and each of the Stockholders who is a senior executive or manager of the Seller, the Company or any Subsidiary shall have delivered to the Parent an executed Non-Competition Agreement consistent with the provisions of Section 7.12 hereof.

          9.13 EMPLOYMENT CONTRACT. The Employment Contract shall have been amended as contemplated by Section 7.13 hereof.

          9.15 ENVIRONMENTAL MATTERS. The Parent and the Acquiror shall have determined in good faith that the aggregate liabilities (including clean-up and remedial costs) associated with any matters disclosed in the Environmental Reports would not equal or exceed $2 million; PROVIDED, HOWEVER, that the Stockholders may elect to cure any such matters disclosed or otherwise satisfy any potential liabilities disclosed, in each case, in a manner reasonably acceptable to the Parent and the Acquiror.

          9.16 WORKING CAPITAL AND CASH. As of the Closing Date, the Company shall have Working Capital of at least $5,000,000 and cash of $750,000 and shall have received a certificate of the Chief Financial Officer of the Company to the effect of the foregoing.

          9.17 LEGAL OPINION. The Acquiror shall have received an opinion of Choate, Hall & Stewart, counsel for the Seller, dated the Closing Date and in form and substance reasonably satisfactory to the Acquiror and its counsel.

          9.18 RELEASES OF LIENS AND PLEDGES. The Acquiror and the Parent shall have received evidence satisfactory to them that all liens on the Company's assets and pledges of the Company's and the Subsidiaries' stock held by the several lenders pursuant to the Amended and Restated Credit Agreement among the Company, the several lenders and the Canadian Imperial Bank of Commerce, New York Agency, as Agent dated as of December 29, 1995 will be released upon payment of the Indebtedness.

X.     CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION.

     The obligation of the Seller to consummate the Merger and the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver of the following conditions:

          10.1 REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Parent and the Acquiror contained in Article VII hereof shall be true and correct in all respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for changes therein permitted or contemplated hereby.

          10.2 COVENANTS PERFORMED.  The Parent and the     Acquiror shall have
performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by the Parent and the Acquiror between the date hereof and the Closing Date.

          10.3 NO LEGAL PROCEEDINGS.    No action or proceeding, shall have been
instituted against the Parent, the Acquiror, the Seller or the Company before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of the Seller makes it inadvisable to consummate such transactions.

          10.4 COMPLIANCE CERTIFICATE. The Seller shall have received a certificate to the effect set forth in Sections 10.1 and 10.2 above, dated the Closing Date, signed by a duly authorized officer of each of the Parent and the Acquiror.

          10.5 AUTHORITY. The Seller shall have received a certificate of a duly authorized officer of each of the Parent and the Acquiror, dated the Closing Date, setting forth the resolutions of the Board of Directors of each of the Parent and the Acquiror and the votes of stockholders of the Acquiror authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

          10.6 HART-SCOTT-RODINO. The waiting periods under the Hart-Scott-Rodino Act shall have expired.

          10.7 STOCKHOLDER APPROVAL. The stockholders of the Acquiror shall have approved the Merger and the transactions contemplated by this Agreement in accordance with the Delaware Statute.

          10.8 EVIDENCE OF FINANCING. The Parent shall have provided evidence reasonably satisfactory to the Seller and the Company that the Parent has funds or financing available to consummate the transactions contemplated by this agreement.

          10.9 LEGAL OPINION. The Acquiror shall have received an opinion of Winston & Strawn, special counsel for the Parent and the Acquiror, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and its counsel.

XI.    CLOSING.

          11.1 THE CLOSING. The closing hereunder (herein called the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 A.M. on October 11, 1996 or, if later, the date that is five (5) Business Days after each of the conditions precedent to the Closing shall have been satisfied or waived, but not later than the close of business on November 14, 1996, unless otherwise mutually agreed to in writing by the Acquiror and the Seller. The date of the Closing is referred to in this Agreement as the "Closing Date".

          11.2 CLOSING PROCEEDINGS. All proceedings to be taken and all documents to be executed and delivered by the Seller in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Acquiror and its counsel. All proceedings to be taken and all documents to be executed and delivered by the Parent or the Acquiror in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

          11.3 DELIVERIES AT CLOSING.

          (a) At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Acquiror, the following:

               (i)  The documents required by Sections 9.4, 9.5, 9.6, 9.15 and
9.16 hereof.

               (iii) An incumbency certificate setting forth the names of officers of the Seller who are authorized to execute this Agreement and all documents executed by the Seller pursuant hereto, together with their respective signatures, signed by a duly authorized officer of the Seller.

          (b)  At the Closing, the Acquiror shall deliver the following:

               (i)   To the Disbursing Agent, the Aggregate Merger
Consideration.

               (ii) To the creditors specified by the Seller on the day prior to the Closing, an amount equal to the Indebtedness.

               (iii) The documents required by Sections 10.4, 10.5 and 10.9 hereof.

               (iv) An incumbency certificate setting forth the names of officers of the Parent and the Acquiror who are authorized to execute this Agreement and all documents executed by the Parent and the Acquiror pursuant hereto, together with their respective signatures, signed by a duly authorized officer of Acquiror.

          (c) At the Closing, each of the Seller, the Parent, the Acquiror and the Stockholders shall deliver all other documents, instruments and writings required to be delivered by such party at or prior to the Closing Date pursuant to this Agreement.

XII.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          12.1 SURVIVAL. The parties hereto agree that none of the representations and warranties contained in Article IV, Article V or Article VI of the Agreement shall survive the Closing hereunder.

XIII.  NO BROKERS.

     The Seller and its Stockholders represent to the Parent and the Acquiror that the only dealings with any broker or finder in connection with the transactions contemplated by this Agreement are with CIBC Wood Gundy Securities Corp. and that the only fee, expense or amount due in connection therewith is the Wood Gundy Fee. The Parent and the Acquiror represent to the Seller that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement. The Stockholders of the Seller severally agree to indemnify and hold the Parent, the Company and the Surviving Corporation harmless from and against any and all liability to which the Parent, the Company and the Surviving Corporation may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of the Seller. The Parent and the Acquiror agree to indemnify and hold the Stockholders of the Seller harmless from and against any and all liability to which such Stockholders or the Seller may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of the Parent or the Acquiror.

XIV.   SPECIFIC PERFORMANCE.

     The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement, including, without limitation, their respective rights and obligations to consummate the Merger, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

XV.    TERMINATION.

     Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

          (a) At any time on or prior to the Closing Date, by the mutual consent in writing of the Acquiror and the Seller; or

          (b) By either the Acquiror or the Seller if the Closing shall not have occurred before November 15, 1996 (or such later date as may be agreed upon in writing by the parties hereto).

          (c) By the Parent and the Acquiror, within two business days after delivery by the Seller of the Schedules to this Agreement in accordance with
Article XXVI hereof, in the event that such Schedules disclose any matters which, in the aggregate, would in the reasonable judgment of the Parent, be reasonably likely to result in a Material Adverse Effect other than any which were disclosed to the Parent in the draft of this Agreement delivered on August 9, 1996.

     In the event that this Agreement shall be terminated pursuant to this
Article XV, all further obligations of the parties under this Agreement (other than Articles XIII, XVII and XXIII) shall terminate without further liability of either party to the other unless such party has (i) willfully failed to have performed its obligations hereunder or (ii) knowingly made a material misrepresentation on any matter set forth herein.

XVI.   FURTHER ASSURANCES.

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use Best Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions to the parties' obligations hereunder and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications (including those filings required under the Hart-Scott-Rodino Act) and complying with or responding to any requests by governmental agencies and obtaining all consents, approvals, orders, waivers, licenses, permits and authorizations required in connection with the transactions contemplated hereby. If at any time prior to, on or after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

XVII.  CONFIDENTIALITY; PRESS RELEASES.

          17.1 CONFIDENTIALITY OBLIGATION OF THE ACQUIROR. As more specifically set forth in the Confidentiality Agreement, the Acquiror agrees to keep proprietary information regarding the Company confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and that it will not disclose any of such information other than (a) to the Acquiror's directors, officers, employees, representatives, and agents who are or may be involved with the transactions contemplated by this Agreement, (b) to the extent such information presently is or hereafter becomes available on a non-confidential basis from a source other than the Seller or the Company, (c) to the extent disclosure is required by law, regulation or judicial order by any governmental authority, (d) as contemplated by Section 7.11 hereof and (e) as may in the Acquiror's judgment be appropriate in light of it (and its Parent) having publicly trading securities, including pursuant to meetings with analysts.

          17.2 CONFIDENTIALITY OBLIGATION OF THE SELLER. The Seller agrees to keep proprietary information regarding the Parent and the Acquiror confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to the Seller's or to the Company's directors, officers, employees, representatives and agents who are involved with the transactions contemplated by this Agreement, (b) to the extent such information presently is or hereafter becomes available on a non-confidential basis from a source other than the Parent or the Acquiror, and (c) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

          17.3 DISCLOSURE REQUIRED BY LAW.   Prior to any disclosure required by
interrogatory, subpoena, discovery motion, civil investigative demand or other judicial order the Acquiror or the Seller, as the case may be, shall advise the other of such requirement so that it may seek a protective order.

          17.4 PRESS RELEASES. Prior to Closing, neither the Acquiror nor the Seller shall make any press release or public announcement in connection with the transaction contemplated hereby without the prior written consent of the other party or, if required by law, without having used its Best Efforts to consult with the other parties prior thereto.

XVIII. NOTICES.

     Any notices or other communications required or permitted hereunder, shall be sufficiently given if in writing and personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

     In the case of the Parent or the Acquiror:

          Universal Outdoor, Inc.
          321 North Clark Street
          Suite 1010
          Chicago, Illinois 60601
          Attention:  Paul G. Simon, Esq.
          Telecopy:  (312) 664-8371

          Kelso & Company
          320 Park Avenue
          24th floor
          New York, New York 10022
          Attention:  James J. Connors, Esq.
          Telecopy:  (212) 223-2379

     With a copy to:

          Winston & Strawn
          35 West Wacker Drive
          Chicago, Illinois 60601
          Attention:  Leland E. Hutchinson, Esq.
          Telecopy:  (312) 558-5700

          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York 10022
          Attention:  Lou R. Kling, Esq.
          Telecopy:  (212) 735-2000

     In the case of the Seller or the Stockholders:

          Richard C. Wallace
          Boston Ventures Management, Inc.
          21 Custom House Street
          Boston, MA  02110
          Telecopy:  617-737-3709

          and

          Roslyn G. Daum, Esq.
          Choate, Hall & Stewart
          Exchange Place
          53 State Street
          Boston, MA  02109-2891
          Telecopy:  617-248-4000

     In the case of Boston Ventures Management, Inc.:

          Richard C. Wallace
          Boston Ventures Management, Inc.
          21 Custom House Street
          Boston, MA  02110
          Telecopy:  617-737-3709

     With copies to:


          Roslyn G. Daum, Esq.
          Choate, Hall & Stewart
          Exchange Place
          53 State Street
          Boston, MA  02109-2891
          Telecopy:  617-248-4000

XIX.   ENTIRE AGREEMENT.

     This Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties against which enforcement of any such amendment, supplement, modification or waiver is sought.

XX.    SUCCESSORS.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred by the Acquiror (other than to Daniel L. Simon, Kelso & Company or any of their, the Parent's or the Acquiror's affiliates) without the prior written consent of the Seller, or by the Seller without the prior written consent of the Acquiror.

XXI.   SECTION HEADINGS.

     The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

XXII.  APPLICABLE LAW.

     This Agreement shall be governed by, construed and enforced in accordance with law of the State of Delaware, without regard to the principles thereof relating to conflict of laws.

XXIII. EXPENSES.

     Subject to the provisions of Article XV and Section 2.3(b), whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses.

XXIV.  SEVERABILITY.

     If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

XXV.   COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

XXVI.  SCHEDULE DISCLOSURE.

     The Seller agrees to furnish complete Schedules required by this Agreement to the Parent and the Acquiror no later than the close of business on August 30, 1996. The parties agree that the inclusion of any item on a schedule to this Agreement does not constitute an acknowledgement that such item is material or would be reasonably likely to result in a Material Adverse Effect.

XXVII. PARTIES IN INTEREST.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its affiliates and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by any reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                             ACQUIROR:

                                             UNIVERSAL ACQUISITION CORP.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


                                             PARENT:

                                             UNIVERSAL OUTDOOR, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title:


                                             SELLER:

                                             OUTDOOR ADVERTISING HOLDINGS, INC.



                                             By:
                                                --------------------------------
                                                James A. McLaughlin, President


                                             DISBURSING AGENT AND AGENT:

                                             BOSTON VENTURES MANAGEMENT, INC.


                                             By:
                                                --------------------------------
                                                Name:
                                                Title: